EXHIBIT 99.1

For Immediate Release

EFJ, Inc. Renews Line of Credit with Bank of America, N.A.

Washington, DC – September 16, 2004 – EFJ, Inc. (NASDAQ: EFJI) today announced the signing of a $15 million, asset based, line of credit with Bank of America, N.A. The line which matures on September 30, 2007 is to be used primarily for working capital and to finance the performance of government contracts. Under the terms of the agreement, subject to certain conditions, EFJ, Inc. may borrow up to $15 million under the revolving line of credit.

“We are pleased to be continuing our banking relationship with Bank of America,” stated Michael E. Jalbert, EFJ, Inc. chairman and chief executive officer.  “This line of credit combined with our cash flow from operations enables us to move forward with our growth plans in Homeland Security communications for first responders and international security products and to add external opportunities that enhance shareholder value,” added Jalbert.

“Bank of America has been our banking partner for two years and we are delighted to renew our line of credit for three more years with a 50% increase in availability,” stated Massoud Safavi, chief financial officer of EFJ, Inc.  “We continue to generate cash from our operations and with the renewal of this line of credit, we will improve our ability to grow our business in the future,” said Safavi.

For additional information contact:

Jim Stark

800-295-1772

jstark@efji.com

About EFJ, Inc.

EFJ, Inc is the Washington, DC based parent company to industry-leading wireless telecommunications solutions businesses. EFJ, Inc. is home to the EFJohnson Company, one of the first developers of Project 25 mobile communications products compliant with federal government interoperability standards, and Transcrypt International, a leader in secure voice communication solutions. EFJohnson and Transcrypt International are wholly owned subsidiaries of EFJ, Inc. For more information, visit www.efji.com.

Safe Harbor

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation any and all projections and discussions of cash, cash flow and liquidity, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by EFJ, Inc. in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K and its 10-Q and 8-K filings made from time to time. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  Readers are cautioned not to place undue reliance on these forward-looking statements.